EXHIBIT 3(b)
                       INDIANA MICHIGAN POWER COMPANY

                           ARTICLES OF AMENDMENT
                                  TO THE
                AMENDED ARTICLES OF ACCEPTANCE, AS AMENDED


     1.   The name of the corporation is INDIANA MICHIGAN POWER
COMPANY.

     2. The Amendment adopted is to remove in its entirety ARTICLE 6A, Clause 7(B)(c) from the Amended Articles of Acceptance,as amended.

     3. On January 30, 1997, notice of the meeting, accompanied by a copy of the Amendment, was given in the manner provided in the Indiana Code to each of the Corporation's shareholders of record. The foregoing Amendment was adopted by the shareholders of the Corporation on February 28, 1997.

     4. On January 29, 1997, the foregoing Amendment was proposed by the Board of Directors of the Corporation, which found adoption of the Amendment to be in the Corporation's best interest and directed that it be submitted to the shareholders of the Corporation for their approval at a special meeting on February 28,1997.

     5. Holders of the shares of the Corporation's common stock and preferred stock were eligible to vote separately as a class in the adoption of the Amendment. The number of shares of common stock and preferred stock voted for the Amendment was sufficient to approve the Amendment. The designation, the number of outstanding shares on the record date, the number of votes entitled to be cast by each voting group entitled to vote separately on the foregoing Amendment and the undisputed number of votes cast for, against and abstaining from the Amendment were as follows:

                           Entitled
Class         Outstanding  to Vote      For       Against  Abstain
Cumulative
Preferred
Stock, par
value $100
per share     1,569,767    1,569,767   1,210,512   93,188   1,146

Common Stock
no par value  1,400,000    1,400,000   1,400,000      -0-     -0-

                                   INDIANA MICHIGAN POWER COMPANY

                                   By_/s/ John M. Adams, Jr.
                                      John M. Adams, Jr.
                                      Assistant Secretary
March 6, 1997